Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Provides Mid-Year Review of the Company’s Clinical

Programs

SAN DIEGO, Calif. – July 25, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today provided a mid-year status report on its clinical programs.

“We have accomplished a great deal in the last twelve months,” stated MediciNova President and CEO Takashi Kiyoizumi, M.D., Ph.D. “The Company has initiated three Phase II clinical trials for each of MN-001 for interstitial cystitis, MN-305 for anxiety and MN-001 for asthma. We also expect that MN-166, our oral drug targeted for multiple sclerosis, will enter a Phase II trial during the second half of this year. MN-029, a vascular targeting agent for solid tumor cancers is moving swiftly through a second Phase I safety trial, and we hope to file an IND before year end 2005 in order to start a Phase I trial for MN-246, intended as a novel treatment for urinary incontinence. MN-221, a drug being developed for the potential management of preterm labor, currently is in Phase I clinical development for a new dosing regimen as well.”

Dr. Kiyoizumi went on to say that, “MediciNova plans to license additional clinical stage compounds to add to its product portfolio, especially compounds that target urological and gynecological applications. We also are actively seeking partners to continue the development of our asthma, anxiety, multiple sclerosis and cancer drugs.”

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the expected progress of the development of the Company’s product candidates and potential licensing, collaboration and partnering plans. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies, interest of potential collaborators in the market and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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